                                                                    EXHIBIT 99.5

RESTATEMENT OF FINANCIAL STATEMENTS

The following is a summary of the adjustments to AFC's previously issued financial statements for fiscal years 2000 and 2001, and the first three quarters of fiscal year 2002.

                                                           EFFECT ON PREVIOUSLY REPORTED
(IN MILLIONS)                                               EARNINGS INCREASE (DECREASE)
-------------                                         ----------------------------------------
                                                      Q1-Q3
                  ISSUE                                2002            2001              2000
                  -----                               ------          ------            ------
1) Gains associated with unit conversions             $ (4.8)         $ (8.9)           $ (3.5)
2) Impairment of long-lived assets                       0.7            (8.4)             (0.3)
3) Post-employment payments to a former officer          0.1            (2.9)               --
4) Cinnabon purchase accounting                         (0.9)           (2.4)             (1.5)
5) Inventory adjustments at Seattle Coffee               2.2            (1.8)             (0.7)
6) Equipment placed at Seattle Coffee customers         (0.1)           (1.4)             (1.6)
7) Accrued liabilities                                   0.8            (0.7)             (1.0)
8) Capitalized interest                                 (0.1)           (0.9)             (0.4)
9) Business taxes and related professional fees         (0.2)           (0.9)              0.2
10) Slotting fees at Seattle Coffee                     (0.3)           (0.9)             (0.1)
11) Beverage rebates                                    (0.2)           (0.8)              0.3
12) Rent expense                                        (0.6)           (0.8)             (1.0)
13) Sales allowances at Seattle Coffee                   0.3            (0.6)             (0.2)
14) Recognition of re-imaging costs                       --            (0.6)              0.3
15) Future lease obligations -- closed units            (0.4)            0.8              (1.3)
16) Advertising funds                                     --            (0.4)             (0.3)
17) Leasehold improvement -- useful lives               (0.6)           (0.3)             (0.1)
18) Legal accrual                                         --              --               1.5
19) Capitalized expenses                                (0.2)             --              (1.3)
20) Workers' compensation accrual                         --              --              (1.3)
21) Group medical insurance accrual                      0.4              --              (1.0)
22) Other                                               (0.4)            0.3               0.1
                                                      ------          ------            ------
    Subtotal                                            (4.3)          (31.6)            (13.2)
Tax effect                                               1.9            10.3               4.0
Cumulative effect of accounting change(*)                5.6
                                                      ------          ------            ------
    Total                                             $  3.2          $(21.3)           $ (9.2)
                                                      ------          ------            ------

* The cumulative effect of accounting change was decreased as a result of restatement write-offs recognized in 2001 and 2000 principally related to the Seattle Coffee segment.